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                                                                    EXHIBIT 10.4

                              SEVENTH AMENDMENT TO
                           THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       COLONIAL REALTY LIMITED PARTNERSHIP

                  THIS SEVENTH AMENDMENT (this "Seventh Amendment") TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COLONIAL REALTY LIMITED PARTNERSHIP (as amended by Amendments dated as of January 5, 2000, as of January 25, 2000, as of August 28, 2000, as of April 17, 2001, as of June 19, 2001 and
as of April 30, 2003, collectively, the "Partnership Agreement"), dated as of February 18, 2004, is entered into among Colonial Properties Trust, as general partner (the "General Partner") of Colonial Realty Limited Partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership (the "Limited Partners"), and each of the holders of the Series B Preferred Units.

         WHEREAS, the General Partner desires to, and each holder of Series B Preferred Units desires to consent to, amend the Partnership Agreement to (i) reduce the Priority Return with respect to the Series B Preferred Units, (ii) amend the terms of the redemption rights with respect to the Series B Preferred Units, and (iii) make the Series B Preferred Units callable on or after February 24, 2009.

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

         1. Exhibits to Partnership Agreement. The Partnership Agreement is hereby amended by deleting Exhibit H attached thereto and substituting Exhibit H attached hereto therefor.

         2. Certain Capitalized Terms. All capitalized terms used in this Seventh Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

         3. Approval. To the extent such approval or consent is required pursuant to Section 5(b)(iii) of Exhibit H or any other provision of the Partnership Agreement, each of the undersigned holders of Series B Preferred Units, constituting 100% of the holders of the issued and outstanding Series B Preferred Units, hereby approves and consents to the amendment of the Partnership Agreement set forth in this Seventh Amendment.

                      [Signatures appear on following page]

         IN WITNESS WHEREOF, the undersigned has executed this Seventh Amendment as of the date first set forth above.

                              COLONIAL PROPERTIES TRUST,
                              as General Partner of
                              Colonial Realty Limited Partnership

                              By: /s/ Howard B. Nelson, Jr.
                                  ----------------------------------------------
                              Name:  Howard B. Nelson, Jr.
                              Title: Chief Financial Officer and Secretary

                              Series B Preferred Unit Holders:

                              BELAIR REAL ESTATE CORPORATION

                              By: /s/ William R. Cross
                                  ----------------------------------------------
                              Name:  William R. Cross
                              Title: Vice President

                              BELCREST REALTY CORPORATION

                              By: /s/ William R. Cross
                                  ----------------------------------------------
                              Name:  William R. Cross
                              Title: Vice President

                                    EXHIBIT H
      DESIGNATION OF THE PREFERENCES, RIGHTS, VOTING POWERS, RESTRICTIONS,
                      QUALIFICATIONS AND LIMITATIONS OF THE
                            SERIES B PREFERRED UNITS

         The Series B Preferred Units shall have the following designations, preferences, rights, powers and duties:

                  (1) DEFINITIONS. For purposes of this Amendment, (i) the term "PARITY PREFERRED UNITS" shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series B Preferred Units (as hereinafter defined) with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership and include, without limitation, the Series C Preferred Units (as defined in that certain Fifth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 19, 2001) (the "SERIES C PREFERRED AMENDMENT"), the Series D Preferred Units (as defined in that certain Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 30, 2003) (the "SERIES D PREFERRED AMENDMENT"), and any other class or series of Preferred Units that by its terms ranks on a parity with respect to the Series C Preferred Units (as defined in the Series C Preferred Amendment) or the Series D Preferred Units (as defined in the Series D Preferred Amendment), (ii) the term "PRIORITY RETURN" shall mean, an amount equal to 8.875% per annum up to and including February 23, 2004, and 7.25% per annum from and after February 24, 2004, in each case determined on the basis of a 360 day year of twelve 30 day months (or actual days for any month which is shorter than a full monthly period), cumulative to the extent not distributed for any given distribution period pursuant to Section
5.1 of the Partnership Agreement, of the stated value of $50 per Series B Preferred Unit, commencing on the date of issuance of such Series B Preferred Unit, (iii) the term "SUBSIDIARY" shall mean with respect to any person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of (x) voting power of the voting equity securities or (y) the outstanding equity interests, is owned, directly or indirectly, by such person, (iv) the term "PTP" shall mean a "publicly traded partnership" within the meaning of Section 7704 of the Code, and (v) the term "RIGHTS" shall mean those rights granted pursuant to that certain Rights Agreement, dated as of November 2, 1998 between General Partner and BankBoston, N.A. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

                  (2)      DISTRIBUTIONS.

                  (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, pursuant to
Section 5.1 of the Partnership Agreement, holders of Series B Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions at the rate per annum of 8.875% of the original Capital Contribution per Series B Preferred Unit for the period up to and including February 23, 2004, and at the rate per annum of 7.25% of the original Capital Contribution per Series B Preferred Unit for the period from and after February 24, 2004. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar year quarters) in arrears, on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 1999 and, (ii) in the event of (A) an exchange of Series B Preferred Units into Series B Preferred Shares (as hereinafter defined), or (B) a redemption of Series B Preferred Units, on the exchange date or redemption date, as applicable (each a "SERIES B PREFERRED UNIT DISTRIBUTION PAYMENT DATE"). The holders of the Series B Preferred Units acknowledge that all quarterly distributions have been made through and including the quarterly period ended December 31, 2003. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months (or actual days for any month which is shorter than a full monthly period), and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. The amount of the distribution payable on March 31, 2004 under the Partnership Agreement and this Exhibit H shall be $1.0277 per Series B Preferred Unit, representing the conversion of the Priority Return from 8.875% per annum to 7.25% per annum during the quarterly

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period ended on such date, calculated as follows: (x) the month of January 2004 is counted as a 30-day month with a Priority Return of 8.875% per annum and the period from and including February 1, 2004 to and including February 23, 2004 is counted as a 23-day period of a 29-day month with a Priority Return of 8.875% per annum, (y) the period from and including February 24, 2004 to and including February 29, 2004 is counted as a six-day period of a 29-day month with a Priority Return of 7.25% per annum and the month of March 2004 is counted as a 30-day month with a Priority Return of 7.25% per annum, and (z) the amounts for the periods described in the preceding clauses (x) and (y) were added to obtain the distribution payable per Series B Preferred Unit on March 31, 2004. If any date on which distributions are to be made on the Series B Preferred Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series B Preferred Units will be made to the holders of record of the Series B Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Series B Preferred Unit Distribution Payment Date (the "SERIES B PREFERRED UNIT PARTNERSHIP RECORD DATE").

                  The term "BUSINESS DAY" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

                  No distributions on the Series B Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (b) Distributions Cumulative. Distributions on the Series B Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Units will accumulate as of the Series B Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series B Preferred Unit Distribution Payment Date to holders of record of the Series B Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

                  (c)      Priority as to Distributions.

                           (i)      So long as any Series B Preferred Units are
outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interest ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series B Preferred Units (collectively, "JUNIOR UNITS"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series B Preferred Units, any Parity Preferred Units or any Junior Units or Rights in respect of Junior Units, unless, in each case, all distributions accumulated on all Series B Preferred Units and all classes and series of outstanding Parity Preferred Units (or, in the event of the liquidation of the Partnership, to the extent of respective Capital Account balances of holders of such Series B Preferred Units and outstanding Parity Preferred Units in accordance with
Section 13.2 of the Partnership Agreement) have been paid in full. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units (or options, warrants or rights to subscribe for Junior Units), (b) the conversion of Junior Units or Parity Preferred Units into Partnership Interests ranking junior to the Series B Preferred Units as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or (c) the redemption of Partnership Interests corresponding to any Series B Preferred Shares, Parity Preferred Shares or Junior Shares to be purchased by the General Partner pursuant to Article VI of the Declaration of Trust of the General Partner (the "CHARTER") to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VI of the Charter.

                           (ii)     So long as distributions have not been paid
in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series B Preferred Units, all distributions authorized and declared on the Series B Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series B Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other, except as would be made upon a liquidation of the Partnership and a distribution of its assets in accordance with Section 13.2 of the Partnership Agreement.

                  (d) No Further Rights. Holders of Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

                  (3)      LIQUIDATION PROCEEDS.

                  (a) Upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series B Preferred Units shall be made in accordance with Section 13.2 of the Partnership Agreement.

                  (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

                  (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

                  (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the General Partner to, or the consolidation or merger or other business combination of the Partnership with or into, any Company, trust or other entity (or of any Company, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

                  (4)      REDEMPTION.

                  (a) Right of Optional Redemption. Except as provided in Section (4)(d) and Section (6)(a)(ii), the Series B Preferred Units may not be redeemed prior to February 24, 2009. On or after such date, the Partnership shall have the right to redeem the Series B Preferred Units, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to the Capital Account balance of the holders of Series B Preferred Units (the "SERIES B REDEMPTION PRICE"); provided, however, that no redemption pursuant to this SECTION will be permitted if the Series B Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Priority Return, whether or not declared, to the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series

B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

                  (b)      Limitation on Redemption.

                           (i)      The Series B Redemption Price (other than
the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital shares of the General Partner, which will be contributed by the General Partner to the Partnership as additional capital contribution, or out of the sale of limited partner interests in the Partnership and from no other source. For purposes of the preceding sentence, "capital shares" means any equity securities (including Common Shares and Preferred Shares (as such terms are defined in the Charter)), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                           (ii)     The Partnership may not redeem fewer than
all of the outstanding Series B Preferred Units unless all accumulated and unpaid distributions have been paid on all Series B Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

                  (c)      Procedures for Redemption.

                           (i)      Notice of redemption will be (A) faxed, and
(B) mailed by the Partnership, by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (m) the redemption date, (n) the Series B Redemption Price, (o) the aggregate number of Series B Preferred Units to be redeemed and if fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of Series B Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series B Preferred Units the total number of Series B Preferred Units held by such holder represents) of the aggregate number of Series B Preferred Units to be redeemed, (p) the place or places where such Series B Preferred Units are to be surrendered for payment of the Series B Redemption Price, (q) that distributions on the Series B Preferred Units to be redeemed will cease to accumulate on such redemption date and (r) that payment of the Series B Redemption Price will be made upon presentation and surrender of such Series B Preferred Units.

                           (ii)     If the Partnership gives a notice of
redemption in respect of Series B Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series B Preferred Units being redeemed funds sufficient to pay the applicable Series B Redemption Price and will give irrevocable instructions and authority to pay such Series B Redemption Price to the holders of the Series B Preferred Units upon surrender of the Series B Preferred Units by such holders at the place designated in the notice of redemption. If the Series B Preferred Units are evidenced by a certificate and if fewer than all Series B Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series B Preferred Units, evidencing the unredeemed Series B Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series B Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series B Preferred Units is not a Business Day, then payment of the Series B Redemption Price payable on such date will be made on the next succeeding day that is a Business Bay (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series B Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series B Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series B Redemption Price.

                  (d) Mandatory Redemption. Notwithstanding any provision herein to the contrary (including Section (4)(a)), so long as any Series B Preferred Units remain outstanding, in the event of the occurrence of a Covered Transaction (defined below), the Partnership shall redeem, on the date such Covered Transaction is completed or occurs, all of the Series B Preferred Units outstanding at the Series B Redemption Price, payable in cash, if redemption of the Series B Preferred Units was elected in writing by the holders of not less than a majority of the then outstanding Series B Preferred Units in accordance with this Section (4)(d). The Partnership shall give written notice of a Covered Transaction to each of the respective holders of record of the Series B Preferred Units, at their respective addresses as they appear on the transfer records of the Partnership, not less than thirty (30) days prior to the completion or occurrence of a Covered Transaction. Such notice shall not set forth any non-public information concerning such Covered Transaction. Each of the holders of record of the Series B Preferred Units shall have until 5:00 p.m. New York City time, on the fifteenth (15th) day following receipt of such notice from the Partnership, to give the Partnership notice of such holder's election that the Series B Preferred Units be redeemed. Notwithstanding any provision herein to the contrary, with respect to a Covered Transaction that arises under clause (c) of the definition of Covered Transaction set forth below, in the event that the General Partner so fails to qualify as a real estate investment trust for any reason other than an affirmative election by the General Partner not to qualify, (a) the Partnership shall give notice of the occurrence of a Covered Transaction to each of the holders of record of the Series B Preferred Units within 15 days of discovery of such failure to qualify (provided that, if the General Partner is pursuing administrative relief from the Internal Revenue Service with respect to such failure to qualify as a real estate investment trust, such notice shall be given upon the earlier of (1) five days after the denial of administrative relief by the Internal Revenue Service or (2) 60 days following the discovery of such failure to qualify), (b) each of the holders of record of the Series B Preferred Units shall have until 5:00 p.m. New York City time, on the fifteenth (15th) day following receipt of such notice from the Partnership, to give the Partnership notice of such holder's election that the Series B Preferred Units be redeemed or not redeemed (and if any holder of record of the Series B Preferred Units fails to give the Partnership such notice of election, then such holder of record shall be deemed to have given a notice of an election that the Series B Preferred Units be redeemed) and (c) if the holders of not less than a majority of the then outstanding Series B Preferred Units have elected to have the Series B Preferred Units redeemed, the Series B Preferred Units shall be redeemed on a date not later than 30 days following the date of the Partnership's notice referred to in clause (a) above.

                  The procedures set forth in Section (4)(c) (other than the requirement that notice of redemption be faxed and mailed not less than 30 days prior to the redemption date) shall apply to a redemption pursuant to this Section (4)(d). On or before the date of redemption, the Partnership shall give notice of redemption to the respective holders of record of the Series B Preferred Units, at their respective addresses as they appear on the transfer records of the Partnership.

                  For purposes of this Section (4)(d), the term "Covered Transaction" shall mean (a) the General Partner's completion of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in which, as a result of such transaction, the General Partner 's common stock is no longer registered under
Section 12 of the Exchange Act, except that this clause (a) shall not apply to any involuntary delisting of the General Partner 's common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (b) the completion of any transaction or series of transactions that would result in a Reorganization Event (defined below) of the General Partner or the Partnership or (c) the General Partner 's failure (or election not) to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended.

                  For purposes of this Section (4)(d), the term "Reorganization Event" shall mean (x) any sale or other disposition of all or substantially all of the assets of the Partnership or the General Partner, as the case may be, to an entity (or more than one entity in related transactions) that is not an Affiliate of the General Partner; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Partnership or the General Partner, as the case may be, pursuant to which the Partners of the Partnership or the shareholders of the General Partner, as the case may be, immediately prior to the consummation of such transaction will own less than a majority of the equity interests in the entity surviving such transaction; provided, however, a Reorganization Event shall not include any transaction contemplated by clauses (x) or (y) of this definition if the surviving entity has unsecured debt outstanding which is rated at least the lowest credit rating level established as investment grade by at least two of Standard & Poor's, Moody's Investor Service and Fitch Ratings (it being understood that as of the date hereof the lowest investment grade rating of Standard & Poor's is BBB-, the lowest investment grade rating of Moody's is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) and such rating has been reaffirmed in light of the contemplated transaction.

                  (5)      VOTING RIGHTS.

                  (a) General. Holders of the Series B Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Sections 14 of the Partnership Agreement and in this Section.

                  (b) Certain Voting Rights. So long as any Series B Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Units outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking prior to the Series B Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests into any such Partnership Interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests, provided that the foregoing shall not apply if such class or series is of a priority equal to either the Series C Preferred Units, the Series D Preferred Units or the Common Units in all respects but that could have a priority with respect to the Series B Preferred Units upon a liquidation of the Partnership solely by reason of the fact that either Section 1.F of Exhibit C to the Partnership Agreement does not apply to the Series B Preferred Units or the allocation of Net Income provided for in Section 6.A(iii) precedes the allocation of Net Income provided for in
Section 6.A(iv); (ii) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify any Partnership Interest into Parity Preferred Units or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Parity Preferred Units but only to the extent such Parity Preferred Units are issued to an Affiliate of the Partnership, unless (A) such Affiliate is the General Partner and such Parity Preferred Units correspond to preferred shares issued to a nonaffiliate of the Partnership or (B) such Parity Preferred Units are issued upon terms determined by the General Partner's Board of Trustees to be no more favorable than those it would offer in an arm's length transaction to an unrelated party; or (iii) amend, alter or repeal the provisions of the Partnership Agreement (including, without limitation, Section 4.2(B) thereof), whether by merger, consolidation or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as (1) the Partnership is the surviving entity and the Series B Preferred Units remain outstanding with the terms thereof unchanged, (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes for the Series B Preferred Units other interests in such entity having substantially the same terms and rights as the Series B Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, or (3) such merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety would constitute a Reorganization Event entitling the holders to elect redemption under Section 4(d) hereof, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series B Preferred Units; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking (y) junior to the Series B Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (z) on a parity to the Series B Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up but only to the extent such Partnership Interests are issued to an Affiliate of the Partnership unless (A) such Affiliate is the General Partner and such Parity Preferred Units correspond to preferred shares issued to a nonaffiliate of the Partnership or (B) such Parity Preferred Units are issued upon terms determined by the General Partner's Board of Trustees to be no more favorable than it would offer in an arm's length transaction to an unrelated party, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In the event of any conflict between the provisions of

Section 7.3 or Article 14 of the Partnership Agreement and the provisions of this Section, the provisions of this Section shall control.

                  (6)      EXCHANGE RIGHTS.

                  (a)      Right to Exchange.

                           (i)      Series B Preferred Units will be
exchangeable in whole or in part at anytime on or after January 1, 2014, at the option of the holders thereof, for authorized but previously unissued shares of 7.25% Series B Cumulative Redeemable Perpetual Preferred Shares of the General Partner (the "SERIES B PREFERRED SHARES") at an exchange rate of one share of Series B Preferred Shares for one Series B Preferred Unit, subject to adjustment as described below (the "EXCHANGE PRICE"), provided that the Series B Preferred Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series B Preferred Units for Series B Preferred Shares if (y) at any time full distributions shall not have been timely made on any Series B Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series B Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Series B Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made or (z) upon receipt by a holder or holders of Series B Preferred Units of (1) notice from the General Partner that the General Partner or a Subsidiary of the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (2) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series B Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series B Preferred Units may be exchanged for Series B Preferred Shares, in whole or in part, at the option of any holder prior to the tenth
(10th) anniversary of the issuance date and after the third anniversary thereof if such holder of a Series B Preferred Units shall deliver to the General Partner either (i) a private ruling letter addressed to such holder of Series B Preferred Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series B Preferred Units at such earlier time would not cause the Series B Preferred Units to be considered "shares and securities" within the meaning of Section 351(e) of the Internal Revenue Code of 1986, as amended (the "CODE"), for purposes of determining whether the holder of such Series B Preferred Units is an "investment company" under Section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series B Preferred Units may be exchanged in whole but not in part (regardless of whether held by Contributors) for Series B Preferred Shares (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under Article VI of the Charter of the General Partner, taking into account exceptions thereto) if at any time, (i) the Partnership reasonably determines that the assets and income of the Partnership for a taxable year after 1999 would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code or (ii) any holder of Series B Preferred Units shall deliver to the Partnership and the Company an opinion of independent counsel reasonably acceptable to the Company to the effect that, based on the assets and income of the Partnership for a taxable year after 1999, the Partnership would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code and that such failure would create a meaningful risk that a holder of the Series B Preferred Units would fail to maintain qualification as a real estate investment trust.

                           (ii)     Notwithstanding anything to the contrary set
forth in SECTION 4 OR (6)(a)(i), if an Exchange Notice (as hereinafter defined) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the Series B Preferred Units which are the subject of such Exchange Notice for cash in an amount equal to the original Capital Contribution per Series B Preferred Unit redeemed and all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem Series B Preferred Units for cash pursuant to this SECTION (6)(a)(ii) by giving each holder of Series B Preferred Units that are to be redeemed notice of its election to redeem for cash, within five (5) Business Days after receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage paid, at the address of each such holder as it may appear on the records of the Partnership stating (A) the redemption date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (B) the Series B Redemption Price, (C) the place or places where the Series B Preferred Units are to be surrendered for payment of the Series B Redemption Price, (D) that distributions on the Series B Preferred Units redeemed will cease to accrue on such redemption date; (E) that payment of the Series B Redemption Price will be made upon presentation and surrender of the Series B Preferred Units and (F) the aggregate number of Series B Preferred Units held by such holder that are to be redeemed for cash, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of Series B Preferred Units that are the subject of such Exchange Notice that the total number of Series B Preferred Units being redeemed by such holder represents) of the aggregate number of Series B Preferred Units being redeemed.

                           (iii)    In the event an exchange of all or a portion
of Series B Preferred Units pursuant to SECTION (6)(a)(i) would violate the provisions on ownership limitation of the General Partner set forth in Article VI of the Charter of the General Partner with respect to the Series B Preferred Shares, the General Partner shall give written notice thereof to each holder of record of Series B Preferred Units, within five (5) Business Days following receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each holder of Series B Preferred Units shall be entitled to exchange, pursuant to the provisions of SECTION (6)(b) a number of Series B Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in such Article VI of the Charter of the General Partner and any Series B Preferred Units not so exchanged (the "EXCESS UNITS") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (A) the number of Excess Units held by such holder, (B) the Series B Redemption Price of the Excess Units, (C) the date on which such Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Exchange Notice, (D) the place or places where such Excess Units are to be surrendered for payment of the Series B Redemption Price, (E) that distributions on the Excess Units will cease to accrue on such redemption date, and (F) that payment of the Series B Redemption Price will be made upon presentation and surrender of such Excess Units. In the event an exchange would result in Excess Units, as a condition to such exchange, each holder of such units agrees to provide representations and covenants reasonably requested by the General Partner relating to (1) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of shares of the General Partner (without regard to the limits described above) will not cause any individual to own in excess of 9.8% of the value of the aggregate shares of the General Partner; and (2) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder's ownership of tenants of the Partnership and its affiliates.

                           (iv)     The redemption of Series B Preferred Units
described in SECTION (6)(a)(ii) and (iii) shall be subject to the provisions of SECTION (4)(b)(i) and SECTION (4)(c)(ii); provided, however, that the term "Series B Redemption Price" in such Section shall be read to mean the original Capital Contribution per Series B Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

                  (b)      Procedure for Exchange.

                           (i)      Any exchange shall be exercised pursuant to
a notice of exchange (the "EXCHANGE NOTICE") delivered to the General Partner by the holder who is exercising such exchange right, by (a) fax and (b) by certified mail postage prepaid. The exchange of Series B Preferred Units, or a specified portion thereof, may be effected after the tenth (10th) Business Day following receipt by the General Partner of the Exchange Notice by delivering certificates, if any, representing such Series B Preferred Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of such Series B Preferred Units to the office of the General Partner maintained for such purpose. Currently, such office is 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203. Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series B Preferred Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the Exchange Price shall have been paid. Any Series B Preferred Shares issued pursuant to this SECTION shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the General Partner, the Securities Act of 1933, as amended, and relevant state securities or blue sky laws.

                           (ii)     In the event of an exchange of Series B
Preferred Units for shares of Series B Preferred Shares, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series B Preferred Units tendered for exchange shall (a) accrue on the shares of the Series B Preferred Shares into which such Series B Preferred Units are exchanged, and (b) continue to accrue on such Series B Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series B Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series B Preferred Unit that was validly exchanged into Series B Preferred Shares pursuant to this section (other than the General Partner now holding such Series B Preferred Unit), receive a distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the share of Series B Preferred Shares for which such Series B Preferred Unit was exchanged or redeemed.

                           (iii)    Fractional shares of Series B Preferred
Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series B Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Trustees of the General Partner.

                  (c)      Adjustment of Exchange Price.

                           (i)      The Exchange Price is subject to adjustment
upon certain events, including, (a) subdivisions, combinations and reclassification of the Series B Preferred Shares, and (b) distributions to all holders of Series B Preferred Shares of evidences of indebtedness of the General Partner or assets (including securities, but excluding dividends and distributions paid in cash out of equity applicable to Series B Preferred Shares).

                           (ii)     In case the General Partner shall be a party
to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital shares or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series B Preferred Shares will be converted into the right to receive shares of capital shares, other securities or other property (including cash or any combination thereof), each Series B Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital shares and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Series B Preferred Shares or fraction thereof into which one Series B Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not, without the prior written consent of the holders of at least two-thirds of the Series B Preferred Units outstanding, become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                  (7) NO CONVERSION RIGHTS. The holders of the Series B Preferred Units shall not have any rights to convert such units into units of any other class or series of units or into any other securities of, or interest in, the Partnership.

                  (8) NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series B Preferred Units.